EXHIBIT 5

                    [Letterhead of The Otto Law Group, PLLC]



                                 August 4, 2005


  Dtomi, Inc.
  601 Union Street, Suite 4500
  Seattle, Washington 98101

         Re: Registration of Common Stock of Dtomi, Inc., a Nevada corporation ("Dtomi")

Ladies and Gentlemen:

         In connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of an aggregate of 39,225,000 shares of common stock (the "Shares") to be issued pursuant to that certain Engagement Agreement dated October 21, 2001 by and between Dtomi and The Otto Law Group, PLLC, as amended by letter agreement dated August 4, 2005 (the "OLG Agreement"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when the Shares have been issued and sold pursuant to the applicable provisions of the OLG Agreement and in accordance the Form S-8, the Shares will be validly issued, fully paid and nonassessable shares of common stock of Dtomi.

         We hereby consent to the filing of this opinion as an exhibit to the above-described registration statement.

                                                     Very truly yours,

                                                     THE OTTO LAW GROUP, PLLC

                                                     /s/ The Otto Law Group


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